Exhibit 4(a)

                      FORM OF INVESTMENT ADVISORY AGREEMENT

      AGREEMENT made this ___ day of _________, 2004 between Merrill Lynch Series Fund, Inc., a Maryland corporation (the "Company") on behalf of its series [_________] Portfolio (the "Portfolio") and Merrill Lynch Investment Managers, L.P., a Delaware limited partnership (the "Adviser");

                              W I T N E S S E T H:

      WHEREAS, the Company is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940 (the "Investment Company Act"); and

      WHEREAS, the Directors of the Company (the "Directors") are authorized to establish separate series relating to separate portfolios of securities, each of which may offer separate classes of shares; and

      WHEREAS, the Directors have established and designated the Portfolio as a series of the Company; and

      WHEREAS, the Adviser is engaged principally in rendering management and advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

      WHEREAS, the Company desires to retain the Adviser to provide management and investment advisory services to the Portfolio, in the manner and on the terms hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Adviser hereby agree as follows:

                                    Article 1

                              Duties of the Adviser

      The Company hereby employs the Adviser to act as the investment adviser to and manager of the Portfolio and to furnish, or arrange for affiliates to furnish, the management and investment advisory services described below, subject to the supervision of the Directors, for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Adviser and its affiliates shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or Portfolio in any way or otherwise be deemed agents of the Company or Portfolio.

      (a) Investment Advisory Services. In acting as investment adviser to the Portfolio, the Adviser shall provide (or arrange for affiliates to provide) the Portfolio with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the Portfolio and shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio's portfolio shall be held in the various securities and other financial instruments in which it may invest or cash, subject always to the restrictions of the Company's Articles of Incorporation and Bylaws, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Portfolio's investment objectives, investment policies and investment restrictions set forth in the Portfolio's current prospectus and statement of additional information (the "Registration Statement"). Should the Directors at any time, however, make any definitive determination as to the investment policy of the Portfolio and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Company, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Portfolio with brokers or dealers selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek to obtain execution and price within the policy guidelines determined by the Directors and set forth in the current Registration Statement. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, and other applicable provisions of law, the Adviser may select brokers or dealers with which it or the Company is affiliated.

      (b) Administrative Services. In addition to the performance of investment advisory services, the Adviser shall perform, or supervise the performance of, administrative services in connection with the management of the Company insofar as such services relate to and are required by the Portfolio. In this connection, the Adviser agrees to (i) assist in supervising all aspects of the Company's operations relating to the Portfolio, including the coordination of all matters relating to the functions of the custodian, transfer agent, other shareholder service agents, accountants, attorneys and other parties performing services or operational functions for the Company relating to the Portfolio,
(ii) provide the Company, at the Adviser's expense, with services of persons competent to perform such administrative and clerical functions as are necessary in order to provide effective administration of the Company to the extent required by the Portfolio, including duties in connection with shareholder relations, reports, redemption requests and account adjustments and the maintenance of certain books and records of the Company insofar as they relate to the Portfolio, and (iii) provide the Company, at the Adviser's expense, with adequate office space and related services necessary for its operations as contemplated in the Agreement.

                                    Article 2

                       Allocation of Charges and Expenses

      (a) The Adviser. The Adviser assumes and shall pay for maintaining the staff and personnel, and shall at its own expense provide the equipment, office space and facilities, necessary to perform its obligations under this Agreement, and shall pay all compensation of officers of the Company and the Directors of the Company who are affiliated persons of Merrill Lynch & Co., Inc. or its subsidiaries.

      (b) The Company. The Company assumes and shall pay all other expenses of the Company and Portfolio, including, without limitation: insurance, taxes, expenses for legal and auditing services, costs of printing proxies, stock certificates, shareholder reports and prospectuses (except to the extent paid by the Distributor), charges of the Custodian and Transfer Agent, expenses of redemption of shares, Securities and Exchange Commission fees, expenses of registering the shares under federal and state securities laws, fees and expenses of Directors who are not affiliated persons of Merrill Lynch & Co., Inc. or its subsidiaries, accounting and pricing costs (including the daily calculation of net asset value), interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and other expenses properly payable by the Company. It is also understood that the Company shall reimburse the Adviser or an affiliate of the Adviser for providing accounting services to the Company and the Portfolio. The Distributor will pay certain of the expenses of the Company incurred in connection with the continuous offering of shares of the Portfolio.

                                    Article 3

                           Compensation of the Adviser

      Investment Advisory Fee. For the services rendered, the facilities furnished and expenses assumed by the Adviser, the Company shall pay to the Adviser at the end of each calendar month a fee at the annual rate of [___]% of the average daily net assets of the Portfolio, as determined and computed in accordance with the description of the method of determination of net asset value contained in the Portfolio's Registration Statement.

      If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Payment of the Adviser's compensation for the preceding month shall be made as promptly as possible after completion of the computations contemplated above. During any period when the determination of net asset value is suspended by the Directors, the net asset value of a share as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

                                    Article 4

                     Limitation of Liability of the Adviser

      The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Company and the Portfolio, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this
Article 4, the term "Adviser" shall include any affiliate of the Adviser performing services for the Company or the Portfolio contemplated hereby and partners, directors, officers and employees of the Adviser and such affiliates.

                                    Article 5

                            Activities of the Adviser

      The services of the Adviser under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render services to others. It is understood that Directors, officers, employees and shareholders of the Company and the Portfolio are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners or shareholders or otherwise and that directors, officers, employees, partners or shareholders of the Adviser and its affiliates are or may become similarly interested in the Company or the Portfolio, and that the Adviser is or may become interested in the Company or the Portfolio as shareholder or otherwise.

                                    Article 6

                   Duration and Termination of this Agreement

      This Agreement shall become effective as of the date first above written, and shall remain in force for two years thereafter and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Directors, or by the vote of a majority of the outstanding shares of the Portfolio, and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purposes of voting on such approval.

      This Agreement may be terminated at any time, as to the Portfolio, without the payment of any penalty, by the Directors or by vote of a majority of the outstanding shares of the Portfolio, or by the Adviser, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                                    Article 7

                                   Definitions

      The terms "majority of the outstanding voting securities", "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however to such exceptions as may be granted by the Securities and Exchange Commission under said Act.

                                    Article 8

                          Amendments of this Agreement

      This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Directors of the Company, or by the vote of the majority of outstanding shares of the Portfolio, and (ii) a majority of those Directors of the Company who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                    Article 9

                                  Governing Law

      The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

                                   Article 10

                   Limitation of Obligations of the Portfolio

      The obligations of the Portfolio shall be limited to the assets of the Portfolio, shall be separate from the obligations of any other series of the Company, and the Portfolio shall not be liable for the obligations of any other Portfolio of the Company.

ATTEST:                                  MERRILL LYNCH SERIES FUND, INC.

__________________________________       By: ___________________________________
Name:                                    Name:
Title:                                   Title:

                                         MERRILL LYNCH INVESTMENT MANAGERS, L.P.

ATTEST:                                  By: Princeton Services, Inc., its
                                         general partner

__________________________________       By: ___________________________________
Name:                                    Name:
Title:                                   Title: